EXHIBIT 99.1

The LGL Group, Inc. Reports 2010 Full Year Pre-Tax Earnings of $6.5 Million;
2010 Full Year Revenues of $46.7 Million

Full Year 2010 Pre-Tax Diluted Earnings per Share of $2.88;
Fourth Quarter 2010 Pre-Tax Diluted Earnings per Share of $0.46

ORLANDO, FL, March 15, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the full year and quarter ended December 31, 2010.

Revenues Increase 49.1% from Year Ended December 31, 2009, with Diluted Pre-Tax EPS of $2.88

Total revenues for the year ended December 31, 2010 were approximately $46,656,000, an increase of 49.1% from revenues of $31,301,000 in 2009.  Net income for the year ended December 31, 2010 was $9,423,000, compared with a net loss of ($2,522,000) in 2009.  Diluted earnings per share were $4.19 for the year ended December 31, 2010, compared with a loss per share of ($1.15) for the year ended December 31, 2009.  Net income for 2010 was positively impacted by the realization of tax benefits from its net operating loss carryforwards and the reduction in the valuation allowance against its deferred tax assets at December 31, 2010.

Total revenues for the quarter ended December 31, 2010 were approximately $11,023,000, an increase of 19.8% from the comparable period in 2009. Pre-tax earnings for the quarter ended December 31, 2010 were $1,042,000, compared to $335,000 for the comparable period in 2009.  Pre-tax diluted earnings per share were $0.46 for the quarter period ended December 31, 2010, compared to pre-tax diluted earnings per share of $0.15 for the comparable period in 2009.  Included in the fourth quarter 2010 results was a reversal of substantially all of the valuation allowance against deferred tax assets which provided a net tax benefit to net income of $3,160,000, or $1.41 to earnings per share for the quarter ended December 31, 2010.  The recognition of these tax benefits reflects the significant improvements the Company has achieved in growing revenues, lowering structural costs and improving operating margins.

“Q4 2010 was LGL’s fifth consecutive quarter of earnings and brought the record year of 2010 to a successful close.  Q4 2010 growth was fueled by increased demand for existing products in our Telecom market segment.  In addition, customer forecasts are suggesting revenue growth in the second half of 2011,” said Greg Anderson, LGL’s President and Chief Executive Officer.  Mr. Anderson noted, “The Company remains focused on keeping costs in line while strategically investing in product development and other opportunities to expand and enhance the Company’s value offering for customers.”

Foreign Revenues Increase By 35.9%; Gross Margins Improve

There was increasing demand in the Company’s foreign markets (particularly in Asia) which grew 35.9% to approximately $21,444,000 in 2010, compared to $15,779,000 in 2009.  Growth in foreign revenues has been driven primarily by the increased use of foreign production facilities by original equipment manufacturers (“OEMs”) that are the end users of the Company’s products.

The Company also improved gross margins, which increased to 35.0% for the year ended December 31, 2010, an 11.3 percentage point increase compared to 2009.  Improvements in gross margin and in pre-tax income are due primarily to the increases in revenues compared to 2009, which spread fixed infrastructure costs over a larger revenue base, and the Company’s implementation of its plan to effect permanent structural cost reductions in overhead expenses.

The Company’s improved structural cost base continues to have a favorable impact on operating results.  Mr. Anderson said, “Our leadership team is committed to sustaining ongoing improvement in its operating metrics and continues to seek new opportunities to leverage our platform to create stockholder value through both organic and strategic investments.”

Effect of Income Tax Items

Diluted earnings per share increased to $4.19 for the year ended December 31, 2010, as compared to loss per share of ($1.15) for 2009.  Due to our improved profitability, the Company was able to utilize a significant portion of its U.S. net operating losses and release substantially all of the valuation allowance against its deferred tax assets.  As a result, the Company reduced its valuation allowance by $5,324,000 at December 31, 2010, which led to a net income tax benefit for the year ended December 31, 2010 of $2,945,000, compared to an income tax provision of ($19,000) for the year ended December 31, 2009.  Without the benefit of its net operating loss carryforwards or the reduction of the valuation allowance in 2010, the Company would have had net income of $4,099,000 and diluted earnings per share of $1.82 for the year ended December 31, 2010, and would have had an effective tax rate of 36.7%.

Working Capital Increases to $13.9 Million

Working capital increased to approximately $13,909,000 as of December 31, 2010, compared to approximately $5,466,000 as of December 31, 2009, an increase of 154.5%.  The increase in consolidated working capital is the result of increases in accounts receivable ($1,003,000) and inventories ($599,000) driven by higher sales, and  in deferred tax asset of ($2,375,000), driven by the reduction in the valuation allowance, as well as a decrease in accounts payable of $300,000 as of December 31, 2010 compared to December 31, 2009.  As of December 31, 2010, the Company had paid down all amounts previously outstanding under its revolving credit facility with First National Bank of Omaha.

Mr. Anderson said “The Company has made significant strides to strengthen its balance sheet, which included repayment of substantially all of our long-term debt, and the completion of a public offering of 350,000 shares of our common stock in February 2011, with net proceeds of approximately $6,500,000.  Looking ahead, management continues to seek additional operating flexibility through improved conventional banking terms and the pursuit of strategic joint ventures that will allow the Company to maintain a competitive mix of debt and equity for long-term value creation.”

The Company also announced that on March 14, 2011, the Board of Directors granted a one-time discretionary award of options to purchase a total of 90,000 shares of the Company’s common stock to members of senior management and the Company’s Chairman of the Board.  The stock options vest over three years and have an exercise price of $22.50 per share (approximately 128% of the closing market price on the grant date). “The long-term alignment of incentives for management with the creation of stockholder value is a vital step in supporting the Company’s growth strategy, which includes (i) building stockholder value by making incremental investments in its core business, (ii) exploring joint venture opportunities to gain access to intellectual property or expand capacity, (iii) seeking synergistic mergers and acquisition opportunities, and (iv) exploring true greenfield investments that will bring new markets, new customers and diversified product offerings,” said Mr. Anderson.

Order Backlog Moderates to Normalized Level Compared to Q4 2009

The Company’s backlog was approximately $10,734,000 as of December 31, 2010, which was a decrease of 23.1% compared to the near record-level backlog of approximately $13,958,000 as of December 31, 2009.  The decline in backlog was primarily to the result of a decrease in orders during the second half of 2010, which was due to reduced short-term demand in repeat orders across the supply chain for the Telecom market segments and strong sales during the last six months of 2009 after a particularly weak period stemming from the effects of the global economic crisis.

Investor’s Conference Call Scheduled for Wednesday, March 16, 2011 at 8:30 A.M. EDT

An investor conference call is scheduled for Wednesday, March 16, 2011 at 8:30 a.m. EDT.  The purpose of the call is to discuss the Company’s fourth quarter and full-year 2010 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 895-0231 for domestic callers and (785) 424-1054 for international callers.  The conference ID is LGLIR316.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

Contacts: LaDuane Clifton, The LGL Group, Inc.:                                                                                                (407) 298-2000
                 Email: lclifton@lglgroup.com

                 Victor Emmanuel, VJE Consultants:                                                                                                       (914) 305-5198

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the year ended December 31,	2010	2009

REVENUES	$46,656	$31,301
Cost and expenses:
Manufacturing cost of sales	30,306	23,876
Engineering, selling and administrative	9,571	9,344
Impairment loss on Lynch Systems’ assets	20	235
OPERATING INCOME (LOSS)	6,759	(2,154)
Total other income (expense)	(281)	(349)
INCOME (LOSS) BEFORE INCOME TAXES	6,478	(2,503)
Income tax benefit (provision)	2,945	(19)

NET INCOME (LOSS)	$9,423	$(2,522)

Weighted average number of shares used in basic and diluted EPS calculation.	2,248,180	2,200,010

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE.	$4.19	$(1.15)

For the quarter ended December 31,	2010	2009

REVENUES	$11,023	$9,202
Cost and expenses:
Manufacturing cost of sales	7,527	6,293
Engineering, selling and administrative	2,483	2,171
Impairment loss on Lynch Systems’ assets	-	235
OPERATING INCOME (LOSS)	1,013	503
Total other income (expense)	29	(112)
INCOME (LOSS) BEFORE INCOME TAXES	1,042	391
Income tax benefit (provision)	3,160	(56)

NET INCOME (LOSS)	$4,202	$355

Weighted average number of shares used in basic and diluted EPS calculation.	2,248,180	2,200,010

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE.	$1.87	$0.15

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$4,147	$3,816
Accounts receivable, less allowances of $161 and $259, respectively	5,782	4,779
Inventories	5,947	5,348
Deferred taxes	1,295	--
Prepaid expenses and other current assets	317	412
Total current assets	18,568	14,355
Property, plant and equipment, net	3,828	3,725
Other assets	2,409	488
Total assets	23,725	18,658
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	4,659	8,889
Long-term debt, net of current portion	370	669
Total Liabilities	5,029	9,558
Stockholders’ Equity	18,696	9,010
Total Liabilities and Stockholder’s Equity	$23,725	$18,658

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of 2010 GAAP Net Income to Non-GAAP Pre-Tax Earnings

For the year ended December 31, 2010	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$9,423	$4.19
Income tax benefit	$2,945	1.31
Pre-tax earnings and pre-tax earnings per share	$6,478	$2.88

Weighted average number of shares used in basic and diluted EPS calculation.	2,248,180

For the quarter ended December 31, 2010	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$4,202	$1.87
Income tax benefit	$3,160	1.41
Pre-tax earnings and pre-tax earnings per share	$7,362	$3.28

Weighted average number of shares used in basic and diluted EPS calculation.	2,248,180

Computation of Non-GAAP Pro Forma Net Income

December 31, 2010

Pre-tax income	$ 6,478
2010 effective tax rate	36.7%
Tax provision (excluding effect of valuation allowance)	$ 2,379
Pro Forma Net Income.	$4,099

Pro Forma Earnings Per Share	$1.82